April 2, 2008

Gregory P. Hanson
P.O. Box 571
Del Mar, CA 92014

Re: Terms of Separation

Dear Greg:

I appreciated the time you spent speaking with me about the terms of your separation from ADVENTRX Pharmaceuticals, Inc. (the “Company”). This letter confirms the agreement between you and the Company concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims (hereinafter this letter is referred to as this “Agreement”). In this letter, you are referred to in the third person (“you”) or as “Executive.”

1. Separation Date: April 2, 2008 is your last day of employment with the Company (the “Separation Date”).

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on April 2, 2008, we provided you a final paycheck in the amount of $14,542.85 for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company through April 4, 2008. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Separation Compensation: In exchange for your agreement to the waiver and release of claims set forth in paragraph 6, below, the Company agrees to:

(a) commencing on the first standard Company payroll date following the effective date of this Agreement (as defined in paragraph 12, below), pay you an amount equal to 6 months of your current base salary, less applicable payroll deductions and required withholdings, in substantially equal installments in accordance with the Company’s standard payroll practices over the Company’s 13 pay periods following the effective date of this Agreement (as defined in paragraph 12, below);

(b) pay you $20,997, less applicable payroll deductions and required withholdings, which the parties agree satisfies in full the Company’s obligation set forth in your offer letter, dated December 13, 2006, to pay all costs that the Company would otherwise have incurred to maintain your health, welfare and retirement benefits if you had continued for 6 continuous months after the Separation Date. The Company will pay the amount set forth in this paragraph 3(b) in substantially equal installments commencing on and continuing in accordance with the same schedule described in paragraph 3(a);

(c) accelerate vesting and extend the time to exercise vested shares subject to your stock option granted on December 20, 2006 (the “2006 Option”), as follows: The 2006 Option granted you an option to purchase up to 250,000 shares of the Company’s common stock at a price of $2.57 per share. Your right to purchase these shares was subject to a vesting schedule and, immediately prior to the Separation Date, the 2006 Option was vested as to 78,125 shares and unvested as to 171,875 shares. In exchange for your agreement to the waiver and release of claims set forth in paragraph 6, below, the Company agrees to: accelerate vesting as to 31,250 of the unvested shares, which would result in the 2006 Option being vested as to a total of 109,375 shares.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph 3 in consideration for waiving and releasing your rights to claims referred to in this Agreement and your agreement regarding such claims, as well as your agreement in paragraphs 8 and 9 of this Agreement, and that you would not otherwise be entitled to such separation compensation.

4. Consulting Agreement: The Company will retain you, and you agree to provide, services to the Company as an independent contractor on the terms provided in the Consulting Agreement provided to you in connection with this letter agreement (including the Company’s Confidential Information and Invention Assignment Agreement referenced therein) (the “Consulting Agreement”). You agree that the Consulting Agreement will not be effective until one full business day has elapsed since the effectiveness of the termination of your employment with the Company. For clarification, you agree that, the execution and date of the Consulting Agreement and anticipated provision of services to the Company as an independent contractor notwithstanding, you will not remain in Continuous Service (as defined in the Company’s 2005 Equity Incentive Plan) following the effectiveness of the termination of your employment with the Company and, accordingly, the 2006 Option will not vest based on or as a result of your providing services to the Company under the Consulting Agreement.

5. Continuing Obligations: You represent that, on or before the Separation Date, you will return to the Company all Company documents, information and property, including (without limitation) files, records, computer access codes and instruction manuals, as well as any of the Company’s assets or equipment that you have in your possession or that are under your control, unless and to the extent the Company determines such property is necessary for you to perform under the Consulting Agreement (in which case the use and return of such property will be governed by the Consulting Agreement). Subject to the foregoing, you further agree not to keep any copies of any Company documents or information. In addition to the terms and conditions of the Consulting Agreement, you acknowledge and agree that you will continue to be bound by (a) the Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees with the Company, dated December 15, 2006 (the “Confidentiality Agreement”), (b) the Code of Business Conduct and Ethics executed by you (the “Code of Ethics”), (c) the Policies and Procedure Manual, as updated from time to time, executed by you (the “Manual) and (d) the Insider Trading and Disclosure Policy executed by you (the “Insider Trading Policy”), copies of all of which have been provided to you. In particular, you acknowledge and agree that, as a result of your employment with the Company, you have had access to Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in confidence and that you will not directly or indirectly use any aspect of such Confidential Information. You further confirm that you have delivered to the Company all documents and data of any nature pertaining to any Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.

6. Executive’s Release of Company:

(a) On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its parents, subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them (hereinafter “Company Releasees”), of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, attorneys’ fees, damages, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Agreement is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This waiver and release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to stock, stock options, or any other ownership interest in the Company, or fringe benefits; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment.

(b) Notwithstanding the foregoing, nothing in the waiver and release set forth in this paragraph 6 shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the agreement evidencing the 2006 Option, modified as set forth herein, any right Executive may have to vested or earned compensation and benefits, Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company, or Executive’s right to workers’ compensation or unemployment benefits. Furthermore, notwithstanding anything to the contrary in this paragraph 6, the waiver and release set forth in this paragraph 6 does not extend to any rights which as a matter of law cannot be waived or released.

(c) Executive represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Company Releasees with any court with respect to any matter covered by the waiver and release set forth in this paragraph 6 and agrees, to the extent permitted by law, that he will not do so, nor allow any of the foregoing to be done on his behalf, in the future. Executive further represents that he has not assigned any claim he may have against the Company or any of the Company Releasees to any other person or entity. Executive further represents that, with respect to any charge, complaint or claim he has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against the Company or any of the the Company Releasees, he will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which he may otherwise be entitled in connection with said charge, complaint or claim. Nothing in the waiver and release set forth in this paragraph 6 shall limit Executive’s right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

(d) You declare and represent that you intend the foregoing waiver and release to be complete and not subject to any claim of mistake, and that the waiver and release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, you intend the release to be final and complete. You execute this release with the full knowledge that this release covers all possible claims against the Company and the Company Releasees, to the fullest extent set forth herein and permitted by law.

7. Section 1542 Waiver: You acknowledge that you may discover facts or law different from, or in addition to, the facts or law that you know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the waiver and release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. You expressly acknowledge and agree that your rights under Section 1542 of the California Civil Code and any comparable provisions of other states’ and federal law are expressly waived. You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the waiver and release by you of any unknown, unsuspected or unanticipated Claims you may have against the Company or the Company Releasees.

8. Non-disparagement: You will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame or disparage the Company’s business reputation, practices or conduct.

9. Confidentiality: You agree to keep this Agreement confidential and not to reveal its contents or terms to anyone except your lawyer, spouse and/or financial consultant.

10. Entire Agreement: This agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements (including as set forth in your offer letter, dated December 13, 2006), whether written or oral, relating to such subject matter other than the Consulting Agreement and the Confidentiality Agreement, the Code of Ethics, the Manual and the Insider Trading Policy referred to in paragraph 5, above. You acknowledge that none of the Company Releasees nor any of their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

11. Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

12. Satisfaction of Older Workers Benefits Protection Act Requirements: Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act and other laws as set forth in paragraph 6, above. Executive also acknowledges that the consideration given for the waiver and release set forth in paragraph 6 is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the Older Workers Benefits Protection Act, that: (A) his waiver and release in paragraph 6 does not apply to any rights or claims that may arise on or after the date he executes this Agreement; (B) Executive is advised to consult with an attorney prior to executing this Agreement; (C) Executive has 21 days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier) starting as of when his termination becomes effective on the Separation Date; (D) Executive has 7 days following the execution of this Agreement to revoke this Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Agreement is executed by Executive, without Executive’s having given notice of revocation.

13. Review of Agreement: Each party to this Agreement further acknowledges that such party has carefully read this Agreement (in particular the provisions of paragraph 6), and knows and understands its contents and its binding legal effect. Each party acknowledges that by signing this Agreement, such party does so of such party’s own free will, and that it is such party’s intention to be legally bound by its terms.

If you agree with and agree to abide by the terms and conditions outlined in this letter, the Consulting Agreement and the Confidential Information and Inventions Assignment Agreement (referenced in the Consulting Agreement), please sign both this and the duplicate copy of this letter provided herewith, as well as two copies of each of the Consulting Agreement and Confidential Information and Inventions Assignment Agreement, and return one original of each of the foregoing to me.

I wish you the best in your future endeavors.

Sincerely,

ADVENTRX Pharmaceuticals, Inc.

By: /s/ Evan M. Levine
Evan M. Levine
Chief Executive Officer and President

READ, UNDERSTOOD AND AGREED:

Signature: /s/ Gregory P. Hanson     Date: April 3, 2008
Gregory P. Hanson